UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2005

Weida Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-10366	22-2582847
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 East Las Olas Boulevard, Suite 1350 Fort Lauderdale, FL 33301
(Address of Principal Executive Offices)

(954) 527-7750
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 3, 2005, Weida Communications, Inc. (the “Company”) issued a press release in which it announced that it had terminated Joseph Zumwalt as chief financial officer, and that Meilin Yu, corporate controller of the Company, will act as interim chief financial officer.  For additional information regarding the circumstances of Mr. Zumwalt’s termination, see Item 8.01(a) below.

Item 8.01               Other Events.

(a)                                  On May 3, 2005, the Company issued a press release reiterating that the Company continues to cooperate fully with the federal investigation pertaining to alleged illegal activities by Joseph Zumwalt, ex-chief financial officer of the Company, and Anthony Giordano, one of the Company’s largest shareholders, in connection with an independent investment entity that is also a shareholder of the Company.

While the investigation continues, the Company has terminated Joseph Zumwalt as chief financial officer, and Meilin Yu, corporate controller of the Company, will act as interim chief financial officer.  The Company is currently in the process of hiring a search firm to conduct a search for a new chief financial officer and additional independent board members.  Additionally, the Company has initiated its own internal investigation, working with an outside independent firm and intends to inform the Securities and Exchange Commission (the “SEC”) of its findings.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(b)                                 On May 12, 2005, the Company issued a press release announcing that the federal government had voluntarily, at the Company’s request, lifted the freeze placed on the Company’s operating cash bank accounts.  The freeze remains in effect on a certificate of deposit and the Company is continuing its efforts to achieve a complete lifting of the freeze.  The freeze was originally obtained at the request of federal law enforcement authorities, and not the SEC as originally announced, in connection with that investigation.

The Company also announced that it has received a subpoena from the SEC for certain Company records in connection with the investigation of certain matters involving the Company’s securities.

The previously announced suspension by the SEC of trading in the Company’s shares has expired as originally indicated, on May 6th, and the Company’s securities have resumed trading as of May 7, 2005 in the “Other OTC” market under its existing symbol.

The Company also announced that its current short-term and long-term liquidity has weakened as a partial consequence of recent events.  As of April 30, the Company had approximately $1.1 million in cash and cash-equivalents on hand.  The Company is considering alternative means of obtaining additional private financing, which may take the form of secured or unsecured debt or preferred equity financing.

A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

(c)                                  On May 20, 2005, the Company issued a press release announcing that it will be delaying the announcement of its fiscal 2005 third quarter results and delaying filing with the SEC of its Quarterly Report on Form 10-Q pending receipt of the results of an independent investigation being conducted by outside counsel and accountants hired by the Company in response to a recent federal investigation.

The federal government is investigating whether Joseph Zumwalt, ex-chief financial officer of the Company, and Anthony Giordano, one of the Company’s largest shareholders, engaged in alleged illegal activities in connection with an independent investment entity that they were involved with, which is also a shareholder of the Company.  The Company expects the internal investigation to be completed shortly and will release the 2005 third quarter results immediately thereafter.

The Company also announced that Weida PRC, its operating group in China, has recently signed contracts for 46 VSAT terminals with Xinjiang Electric Power Bureau, Guangxi Liuzhou Electric Power Bureau and Heibei Langfang Electric Power Bureau, which represents a significant increase compared with new contracts signed during the same period last year.

The Company also plans to expand its service offerings to include state of the art GPS tracking of the oil and gas industry as well as government agencies in China.  Furthermore, the Company intends to transition its satellite data transmissions from AsiaSat 3 to AsiaSat 4, providing more extensive coverage especially in the Northwestern and Northeastern regions of China where the market demands of satellite communications are the greatest.  Weida PRC also plans to carry out a large-scale upgrade to its Suzhou hub station, which will expand its bandwidth and speed capabilities, helping to maintain the Company’s leadership in satellite communications service and technology in China.

A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Exhibits.

99.1                           Press release of the Company dated May 3, 2005

99.2                           Press release of the Company dated May 12, 2005

99.3                           Press release of the Company dated May 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WEIDA COMMUNICATIONS, INC.
(Registrant)

	By:	/s/ Mitchell Sepaniak
Mitchell Sepaniak
President and Chief Executive Officer

Dated: May 23, 2005

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press release of the Company dated May 3, 2005

99.2	Press release of the Company dated May 12, 2005

99.3	Press release of the Company dated May 20, 2005